EXHIBIT 99.1

EXCO Resources, Inc.

Pro forma financial information and footnotes

Year ended December 31, 2006 and six months ended June 30, 2007

EXCO Resources, Inc. (“EXCO”), a Texas corporation, is an independent oil and natural gas company engaged in the acquisition, development and exploitation of onshore properties located in the continental United States.  Our operations are focused in key North American oil and natural gas areas including East Texas/North Louisiana, Appalachia, Mid-Continent and the Permian Basin.

Unless the context requires otherwise, references to “we”, “us”, and “our” are to EXCO.

On May 2, 2007, EXCO completed the acquisition of substantially all of the oil and natural gas properties, acreage and related assets, including hedges in respect of a significant portion of estimated production for 2007, 2008 and 2009 (collectively, the “Southern Gas Assets”), of Anadarko Petroleum Corporation (“Anadarko”) in the Mid-Continent, South Texas and Gulf Coast areas of Oklahoma, Texas, Kansas, Louisiana and Arkansas (the “Anadarko Acquisition”).  The purchase price was $860.0 million, adjusted for estimated closing adjustments for a net cash purchase price of approximately $748.9 million.  The purchase price paid at closing is subject to post closing purchase price adjustments reflecting a true-up of purchase price adjustments estimated at closing.

The Anadarko Acquisition was funded with $133.0 million of proceeds from prior completed sales of properties, qualifying as a “like-kind exchange” for tax purposes, $572.9 million drawn under EXCO’s Credit Agreement (the “EXCO Credit Agreement”) and a $43.0 million acquisition deposit drawn on the EXCO Credit Agreement and remitted to Anadarko in February 2007.  Upon closing of the Anadarko Acquisition on May 2, 2007 the EXCO Credit Agreement was amended to reflect, among other things, an increase in the borrowing base to $1.0 billion, of which $640.0 million was drawn.

On May 8, 2007, we completed the sale of oil and natural gas properties and related assets in multiple fields primarily located in South Texas and South Louisiana (“Gulf Coast Sale”) to a subsidiary of Crimson Exploration Inc. (“Crimson”) for an aggregate sales price of $248.8 million, net of preliminary purchase price adjustments for cash consideration of $245.4 million, and 750,000 shares of Crimson’s common stock. Cash proceeds from the Gulf Coast Sale were applied by EXCO to reduce indebtedness under the EXCO Credit Agreement, which reduced the amount drawn on the facility to $394.0 million.  In connection with the closing of the Crimson Sale, the borrowing base on the EXCO Credit Agreement was reduced from $1.0 billion to $900.0 million.

Significant transactions affecting pro forma financial information

Other significant transactions occurred during the year ended December 31, 2006 and the six months ended June 30, 2007, which impact the amounts in the accompanying pro forma financial information.  These significant transactions, which are discussed in more detail in the following paragraphs, include:

•      the equity buyout;

•      the initial public offering;

•      the TXOK acquisition;

•      the Winchester acquisition;

•      debt incurred in connection with the acquisition of Winchester;

•      the private placement of $2.0 billion in preferred stock;

•      the EPOP amended and restated credit agreement;

•      the Vernon acquisition;

•      the extinguishment of certain debt of EXCO and EPOP;

•      the EXCO Credit Agreement;

•      the Anadarko Acquisition; and

•      the Gulf Coast Sale.

Equity buyout

On October 3, 2005, EXCO Holdings II (“Holdings II”), an entity formed by our management, purchased 100% of the outstanding equity securities of EXCO Holdings Inc. (“EXCO Holdings”), the privately held parent of EXCO, prior to the initial public offering (“IPO”) of EXCO common stock, in an equity buyout (“Equity Buyout”) for an aggregate price of approximately $699.3 million, resulting in a change of control and a new basis of accounting. To fund the Equity Buyout, Holdings II raised $350.0 million in interim debt financing (“interim bank loan”) from a group of lenders and $183.1 million of equity financing from new institutional and other investors as well as stockholders of EXCO Holdings. In addition, current management and other stockholders of EXCO Holdings exchanged $166.9 million of their EXCO Holdings common stock for Holdings II common stock. EXCO Holdings’ majority stockholder sold all of its EXCO Holdings common stock for cash. Promptly following the completion of the Equity Buyout, Holdings II merged with and into EXCO Holdings. As a result of the merger, each outstanding share of Holdings II common stock was cancelled and exchanged for one share of EXCO Holdings common stock and all shares of EXCO Holdings common stock held by Holdings II were cancelled.

Initial public offering

On February 14, 2006, we closed our IPO and subsequently issued 53.6 million shares of our common stock, including shares subsequently issued pursuant to an exercise by the underwriters of their over-allotment option, for net proceeds of $662.1 million.  Proceeds from the IPO were used to redeem preferred stock of TXOK Acquisition, Inc., (“TXOK”) (see “TXOK acquisition” below), retire EXCO’s interim bank loan, retire TXOK debt and to pay fees and expenses incurred in connection with the IPO.

Concurrently with the closing of the IPO, EXCO Holdings merged with and into EXCO and the shares of stock and stock options of EXCO Holdings were automatically converted into an equal number of like securities of EXCO. As a result, EXCO became the surviving company.

TXOK acquisition

Concurrent with the consummation of the IPO, we advanced $158.8 million to TXOK to redeem the preferred stock of TXOK and issued an additional 388,889 shares of our common stock, valued at $4.7 million, as a redemption premium.   The redemption of this preferred stock completed the acquisition of TXOK and TXOK became our wholly-owned subsidiary effective February 14, 2006.  The total acquisition cost of TXOK was $665.1 million, including assumed debt and accrued interest totaling $512.5 million and other net liabilities of $10.9 million.

Allocation of the $665.1 million purchase price included approximately $549.9 million to oil and natural gas properties, $20.1 million to gathering and other fixed assets, $64.9 million to goodwill, $26.7 million to deferred income tax assets and $3.5 million to net working capital and other assets and liabilities.

Prior to our redemption of TXOK’s preferred stock, we held an 11.0% economic interest in TXOK and used the equity method of accounting for that investment until the merger.

Winchester acquisition

On October 2, 2006, Winchester Acquisition, LLC, a wholly-owned subsidiary of EXCO, completed the acquisition of Winchester Energy Company, Ltd. and its subsidiaries (“Winchester”) for approximately $1.1 billion in cash after closing purchase price adjustments.

The Winchester acquisition significantly increased our asset base in the East Texas/North Louisiana producing area and is consistent with our strategy to acquire and exploit properties which have significant development potential, primarily for natural gas.  The East Texas/North Louisiana properties included approximately 734 drilling locations, one-third of which are proved and 114,000 net undeveloped leasehold acres, of which approximately two-thirds are held by production.  Other assets purchased included 385 miles of gathering and pipeline operations.

The assessment of the fair value of oil and natural gas properties was based on projections of expected future net cash flows, discounted to present value using appropriate discount rates for the oil and natural gas reserve categories. The assessment of fair value for the gathering and pipeline facilities was based on capitalization of current levels of cash flows generated by the assets.  Other assets and liabilities were recorded at their historical book values which EXCO management believes represent the best current estimate of fair value.

Allocation of the $1.1 billion purchase price included approximately $738.0 million to oil and natural gas properties, $151.1 million to gathering systems, pipelines and related facilities, $163.9 million to goodwill and $42.0 million to net working capital and other assets and liabilities.

Concurrent with the closing of the Winchester acquisition, EXCO formed EXCO Partners, LP (“EPLP”) and contributed its East Texas oil and natural gas properties, related pipeline and gathering systems, compressors and other production related equipment and contracts (the “EXCO Legacy Assets”) along with Winchester, to EPLP in exchange for a payment of $150.0 million cash and additional equity interests in EPLP.

Debt incurred in connection with the Winchester acquisition

In connection with the Winchester acquisition, EXCO Partners Operating Partnership, (“EPOP”) (a wholly-owned subsidiary of  EPLP), entered into two credit facilities on October 2, 2006; a Revolving Credit Facility with a borrowing base of $750.0 million and a Senior Term Facility with a borrowing base of $650.0 million. Aggregate borrowings under the two facilities in October 2006 totaling $1.3 billion were used to close the Winchester acquisition ($1.1 billion) and to pay EXCO $150.0 million as additional consideration for the contribution of the EXCO Legacy Assets to EPOP.

The EPOP Senior Term Loan was retired in full and the EPOP Revolving Credit Facility was replaced with a new Amended and Restated Credit Agreement on March 30, 2007 in connection with a $1.75 billion capital contribution from EXCO and the consummation of the Vernon acquisition.  See “Private placement of $2.0 billion in preferred stock”, “EPOP amended and restated credit agreement” and “Extinguishment of certain debt of EXCO and EPOP” below.

Private placement of $2.0 billion in preferred stock

In contemplation of the Vernon acquisition, EXCO entered into a Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”) pursuant to which it issued and sold on March 30, 2007 an aggregate of (a) 39,008 shares of EXCO 7.0% Cumulative Convertible Perpetual Preferred Stock (the “7.0% Preferred Stock”) in multiple series, at $10,000 per share for total gross proceeds of $390.0 million and (b) 160,992 shares of EXCO Hybrid Preferred Stock (the “Hybrid Preferred Stock”) in multiple series, at $10,000 per share for total gross proceeds of $1.61 billion.  The shares of the 7.0% Preferred Stock are convertible into shares of EXCO common stock.  The Hybrid Preferred Stock was not initially convertible into EXCO’s common stock.  However, upon receipt of shareholder approval on August 30, 2007 described below, the terms of the Hybrid Preferred Stock transformed into the same terms as the 7.0% Preferred Stock.  The Stock Purchase Agreement includes representations, warranties, covenants and indemnities customary for a transaction of this type.  On August 30, 2007, EXCO’s shareholders approved, among other things (i) the designations, preferences, limitations and rights set forth in Annex III of the Hybrid Preferred Stock Statements of Designation, including the convertibility of the Hybrid Preferred Stock into EXCO’s common stock, (ii) the issuance of all of the shares of common stock issuable upon conversion of the Hybrid Preferred Stock, and (iii) the removal of the restrictions on adjustments of the conversion price of the 7.0% Preferred Stock, each in accordance with rules of the New York Stock Exchange (“NYSE”). Aggregate advisory fees and other issue costs incurred in connection with the preferred stock issuance and sales were approximately $7.8 million.

7.0% Preferred Stock

The significant rights and preferences of the 7.0% Preferred Stock are as follows:

•                  Cash dividends accrue at a rate of 7.0% per annum prior to March 30, 2013 and at a rate of 9.0% per annum thereafter;

•                  Under certain circumstances, EXCO may, prior to March 30, 2013, pay the dividend by adding such dividend at a 9.0% rate to the liquidation preference of the 7.0% Preferred Stock;

•                  The liquidation preference for each share of 7.0% Preferred Stock is $10,000;

•                  The 7.0% Preferred Stock can be converted at any time into EXCO common stock at a price of $19.00 per share, or approximately 526.3 common shares per preferred share, as such price may be adjusted in accordance with the terms;

•                  Under certain circumstances, EXCO may force conversion of the 7.0% Preferred Stock into common stock (where EXCO’s common stock price exceeds specified target price for 20 days within a 30 consecutive day period);

•                  7.0% Preferred Stock holders may vote their shares with the holders of common stock, on an as-converted basis, on all matters submitted to the shareholders of EXCO, except for the election of common stock directors;

•                  Holders of the 7.0% Preferred Stock, along with holders of the Hybrid Preferred Stock (after obtaining NYSE shareholder approval), voting together as a class, have the right to elect up to four preferred stock directors;

•                  In the event of a “change in control”, as defined in the Statements of Designation, the 7.0% Preferred Stock holders may require EXCO to repurchase their preferred shares for the liquidation preference value plus accumulated dividends;

•                  The conversion price of the 7.0% Preferred Stock is subject to customary anti-dilution adjustments under certain circumstances;

•                  Holders of the 7.0% Preferred Stock were granted a right of first offer with respect to any subsequent issuances of securities by EXCO; and

•                  EXCO is required, pursuant to a Registration Rights Agreement dated March 28, 2007 with the Preferred Stock investors, to file with the Securities and Exchange Commission (SEC), not later than September 26, 2007, a registration statement to register the offer and sale of the EXCO common shares that would be issuable upon the conversion of the 7.0% Preferred Stock and, since NYSE shareholder approval was obtained on August 30, 2007, the Hybrid Preferred Stock, and use its best efforts to have such registration statement declared effective by March 24, 2008.  In addition, if any shares of the 7.0% Preferred Stock or Hybrid Preferred Stock are outstanding on March 30, 2011, EXCO would be required to file a registration statement with the SEC to register such shares no later than June 28, 2011.

Hybrid Preferred Stock

Effective on August 30, 2007, the Hybrid Preferred Stock is convertible into EXCO’s common stock.  Since NYSE shareholder approval discussed above was obtained on August 30, 2007, the Hybrid Preferred Stock has transformed into the same designations, rights and preferences as the 7.0% Preferred Stock, including the dividend rights and right to convert into EXCO’s common stock.  Prior to obtaining NYSE shareholder approval, the Hybrid Preferred Stock carried a dividend rate of 11.0% per annum, payable in cash.

The net proceeds from the sale of the 7.0% Preferred Stock and the Hybrid Preferred Stock, along with proceeds from the EPOP Amended and Restated Credit Agreement, were used to close the Vernon acquisition, pay off the EPOP Senior Term Note and a portion of the EPOP Revolver, and pay down a portion of the EXCO revolver.

EPOP amended and restated credit agreement

On March 30, 2007, EPOP entered into the Amended and Restated Credit Agreement, (the “EPOP Credit Agreement”) and certain subsidiaries of EPOP (as guarantors) with a group of lenders led by JP Morgan Chase, N.A.  The material changes in the EPOP Credit Agreement include an increase in the borrowing base from $750.0 million to $1.3 billion, primarily to reflect the oil and natural gas properties acquired in the Vernon acquisition.  The initial interest rate under the EPOP Credit Agreement is LIBOR plus 150 basis points, with a maximum rate of LIBOR plus 175 basis points and an undrawn commitment fee ranging from 25 to 37.5 basis points, depending on the borrowing base usage.

The EPOP Credit Agreement is secured by a first priority lien on the oil and natural gas assets of EPOP, including 100% of the equity of EPOP’s subsidiaries, and is guaranteed by all existing and future subsidiaries.  Financial covenants governing the EPOP Credit Agreement include maximum total leverage, minimum interest coverage and a minimum current ratio.  The EPOP Credit Agreement contains representations, warranties, covenants, events of default, and indemnities customary for agreements of this type.  The EPOP Credit Agreement matures on March 30, 2012.  The amount borrowed under this facility was $1.1 billion as of June 30, 2007.

Vernon acquisition

On March 30, 2007, EPOP completed the acquisition of oil and natural gas properties, acreage and related assets in the Vernon and Ansley fields located in North Louisiana from Anadarko for approximately $1.5 billion in cash, net of preliminary closing adjustments.  In addition, EPOP assumed derivative financial instruments representing a significant portion of estimated production for 2007, 2008 and 2009 in these fields.

The purchase price allocation for the Vernon acquisition is based on preliminary assessment of the fair values of the assets acquired and liabilities assumed, and is tentative, pending results of final valuations of the assets acquired and liabilities assumed as of the acquisition date.  The preliminary assessment of the fair values of oil and natural gas properties were based on projections of expected future net cash flows, discounted to present value using appropriate discount rates for the oil and natural gas reserve categories.  The preliminary assessment of fair value for the gathering system and gas treatment facilities was based on capitalization of current levels of expected cash flows that would be generated by the assets based on third party gathering and treating rates.  These and other preliminary estimates are subject to change as additional information becomes available and is evaluated by EXCO management.

Preliminary allocation of the $1.5 billion purchase price includes approximately $1.4 billion to oil and natural gas properties, $117.0 million to gathering system and gas treatment facilities and assumed liabilities of $10.7 million for asset retirement obligations, $60.0 million related to the fair value of assumed derivative financial instruments related to future production and other net liabilities of $1.0 million.

Extinguishment of certain debt of EXCO and EPOP

EPOP borrowings of $1.1 billion under the EPOP Credit Agreement and a portion of the proceeds from the preferred stock after the Vernon acquisition were used to (a) pay off the outstanding balance under EPOP’s Senior Term Credit Facility of $650.0 million plus accrued interest of $5.7 million at March 30, 2007 and a 2.0% prepayment premium of $13.0 million, (b) pay down a portion of the balance outstanding of EPOP’s Revolving Credit Facility of $673.5 million, plus accrued interest of $3.8 million at March 30, 2007 and (c) pay down $352.0 million, plus $0.5 million in accrued interest at March 30, 2007, of the outstanding balance under  the EXCO Credit Agreement.

EXCO Credit Agreement

Effective May 2, 2007, we amended the EXCO Credit Agreement among EXCO, as borrower, certain subsidiaries of EXCO, as guarantors, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and J.P. Morgan Securities Inc., as sole bookrunner and lead arranger.  The initial interest rate is LIBOR plus 125 basis points with a maximum rate of LIBOR plus 175 basis points.  The interest pricing grid ranges from LIBOR plus 100 basis points to LIBOR plus 175 basis points depending upon borrowing base usage.  The facility also includes an ABR pricing alternative ranging from ABR plus 0 basis points to ABR plus 75 basis points depending upon borrowing base usage.  The material changes reflected in the EXCO Credit Agreement include an increase in the borrowing base to $1.0 billion, principally to reflect the acquisition of assets pursuant to the Anadarko Acquisition.  Upon consummation of the transactions contemplated by the Anadarko Acquisition, approximately $640 million was outstanding under the EXCO Credit Agreement.  Upon consummation of the Gulf Coast Sale, the borrowing base under the EXCO Credit Agreement was reduced from $1.0 billion to $900.0 million.

Anadarko Acquisition

On May 2, 2007, EXCO completed the Anadarko Acquisition.  The purchase price was $860.0 million, adjusted for closing adjustments for a net cash purchase price of approximately $748.9 million in cash.  The purchase price paid at closing is subject to post closing purchase price adjustments reflecting a true-up of purchase price adjustments estimated at closing. The Anadarko Acquisition properties, acreage and related assets located in the South Texas and Gulf Coast areas were acquired through Southern G, LLC (“Southern G”), a newly formed wholly owned subsidiary of EXCO, and were subsequently sold (see Gulf Coast Sale below).

In connection with the Anadarko Acquisition, hedges in respect of a significant portion of estimated production for 2007, 2008 and 2009 were assumed by EXCO.

The purchase price allocation for the Anadarko Acquisition is based on preliminary assessment of the fair values of the assets acquired and liabilities assumed, and is tentative, pending results of final valuations of the assets acquired and liabilities assumed as of the acquisition date.  The preliminary assessment of the fair values of oil and natural gas properties was based on projections of expected future net cash flows, discounted to present value using appropriate discount rates for the oil and natural gas reserve categories.   These and other preliminary estimates are subject to change as additional information becomes available and is evaluated by EXCO management.

Preliminary allocation of the $750.2 million purchase price for the Anadarko Acquisition (including approximately $1.3 million of acquisition transaction costs) includes approximately $559.1 million to oil and natural gas properties, $248.8 million to the assets included in the Gulf Coast Sale, asset retirement obligations of $12.6 million, $42.2 million of liabilities related to the fair value of assumed derivative financial instruments related to future production and other net liabilities of $3.0 million.

Gulf Coast Sale

On May 8, 2007, EXCO, entered into a Membership Interest Purchase and Sale Agreement (the “Crimson Purchase Agreement”) with Southern G, Crimson Exploration Inc. (“Crimson Parent”) and Crimson Exploration Operating, Inc. (“Crimson Operating” and, together with Crimson Parent, “Crimson”), pursuant to which Crimson Operating acquired all of the outstanding membership interests of Southern G (the “Membership Interest”) from EXCO on May 8, 2007.

The purchase price for the membership interest was $285.0 million, adjusted for closing adjustments for a net cash price of approximately $245.4 million, subject to certain post closing purchase price adjustments reflecting a true-up of purchase price adjustments estimated at closing, and 750,000 shares of Crimson common stock.  The Gulf Coast Sale contains customary representations, warranties and covenants. The purchase price was negotiated on an arms-length basis based upon customary industry metrics for acquisitions of oil and natural gas reserves.

Unaudited pro forma financial information

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to be indicative of the combined results of operations that would have actually occurred had the described transactions occurred on the indicated dates or that may be achieved in the future.  The unaudited pro forma condensed combined financial statements should be read in conjunction with EXCO’s Form 10-K for the year ended December 31, 2006, filed on March 19, 2007 and Form 10-Q for the three and six months ended June 30, 2007, filed on August 9, 2007, the audited statements of revenues and direct operating expenses for the Vernon acquisition filed on an amended Current Report on Form 8-K dated June 12, 2007, the audited statements of revenues and direct operating expenses for the Winchester acquisition filed on an amended Current Report on Form 8-K dated December 18, 2006, the combined statements of revenues and direct operating expense for the Anadarko Mid Con Operations and accompanying notes thereto for the year ended December 31, 2006 and the unaudited combined statements of revenues and direct operating expense for the three months ended March 31, 2007, filed on July 18, 2007.  The pro forma information herein does not purport to be indicative of the results of operations that would have actually occurred had the above listed transactions occurred on January 1, 2006. However, management believes that the assumptions provide a reasonable basis for presenting the significant effect of these transactions and that the pro forma adjustments give appropriate effect to those assumptions.

Pro forma statements of operations

The following unaudited condensed combined pro forma financial information presents statements of operations for the year ended December 31, 2006 and the six months ended June 30, 2007 and are based on the audited consolidated financial statements for EXCO for the year ended December 31, 2006, the audited statements of revenues and direct operating expenses of Winchester for the nine-month period ended September 30, 2006, the unaudited statements of operations of TXOK for the period from January 1, 2006 through February 14, 2006, the audited statement of revenues and direct operating expenses for the Vernon acquisition for the year ended December 31, 2006,  the audited statement of revenues and direct operating expenses for the Anadarko Acquisition for the year ended December 31, 2006, the unaudited consolidated statement of operations for EXCO for the six months ended June 30, 2007, and the unaudited statement of revenues and direct operating expenses for the Anadarko Acquisition for the three months ended March 31, 2007. The pro forma financial information gives effect to the following events, as discussed above under “Significant transactions affecting pro forma financial information” as if each had occurred on January 1, 2006.

•      the Equity Buyout;

•      the initial public offering;

•      the TXOK acquisition;

•      the Winchester acquisition;

•      debt incurred in connection with the acquisition of Winchester;

•      the private placement of $2.0 billion in preferred stock;

•      the EPOP amended and restated credit agreement;

•      the Vernon acquisition;

•      the extinguishment of certain debt of EXCO and EPOP;

•      the EXCO Credit Agreement;

•      the Anadarko Acquisition; and

•      the Gulf Coast Sale.

EXCO Resources, Inc.

Unaudited pro forma condensed combined statement of operations

For the year ended December 31, 2006

	Historical	Pro forma		Pro forma
	EXCO	adjustments		EXCO
(in thousands)	Resources, Inc.	(Note 1)		Resources, Inc
Revenues and other income:
Oil and natural gas	$355,780	$823,388	(a)	$1,179,168
Gains on derivative financial instruments	198,664	23,612	(b)	222,276
Other income	5,005	251	(b)	5,256
Total revenues and other income	559,449	847,251		1,406,700
Costs and expenses:
Oil and natural gas production	68,874	117,620	(a)	186,494
Depreciation, depletion and amortization	135,722	284,508	(c)	426,843
		6,613	(b)
Accretion of discount on asset retirement obligations	2,014	66	(b)	4,106
		2,026	(d)
General and administrative	41,206	550	(b)	50,460
		8,704	(e)
Interest	84,871	7,411	(b)	133,437
		41,155	(f)
Other (income) expense	(1,593)	1,593	(b)	—
Total cost and expenses	331,094	470,246		801,340
Income before income taxes	228,355	377,005		605,360
Income tax expense (benefit)	89,401	143,469	(g)	232,870
Income from continuing operation	138,954	233,536		372,490
Dividends on preferred stock	—	(204,397	)(h)	(204,397)
Net income available to common shareholders	$138,954	$29,139		$168,093
Net income available to common shareholders per common share - basic	$1.44			$1.62
Net income available to common shareholders per common share - diluted	$1.41			$1.55
Weighted average shares:
Basic	96,727			104,047
Diluted	98,453			126,304

See accompanying notes.

EXCO Resources, Inc.

Unaudited pro forma condensed combined statement of operations

For the six months ended June 30, 2007

(in thousands)	Historical EXCO Resources, Inc.	Pro forma adjustments		Pro forma EXCO Resources, Inc.
Revenues and other income:
Oil and natural gas	$370,884	$136,776	(a)	$507,660
Gains (losses) on derivative financial instruments	(18,122)	—		(18,122)
Other income	16,140	—		16,140
Total revenues and other income	368,902	136,776		505,678
Costs and expenses:
Oil and natural gas production	77,545	23,287	(a)	100,832
Depreciation, depletion and amortization	156,472	52,865	(b)	209,337
Accretion of discount on asset retirement obligations	2,210	467	(c)	2,677
General and administrative	29,165	1,203	(d)	30,368
Interest	110,252	(13,392	)(e)	96,860
Other (income) expense	—	—		—
Total cost and expenses	375,644	64,430		440,074
Income (loss) before income taxes	(6,742)	72,346		65,604
Income tax expense (benefit)	(1,931)	28,866	(f)	26,935
Income (loss) from continuing operations	(4,811)	43,480		38,669
Dividends on preferred stock	(52,235)	(49,963	)(g)	(102,198)
Net income (loss) attributable to common shareholders	$(57,046)	$(6,483)		$(63,529)
Net income (loss) attributable to common shareholders per common share - basic	$(0.55)			$(0.61)
Net income (loss) attributable to common shareholders per common share - diluted	$(0.55)			$(0.61)
Weighted average shares:
Basic	104,258			104,258
Diluted	104,258			104,258

See accompanying notes.

1.         EXCO acquisition transactions

These adjustments reflect pro forma adjustments resulting from EXCO acquisitions during the year ended December 31, 2006 and the six months ended June 30, 2007.  The adjustments give effect to the following acquisitions as if each had occurred on January 1, 2006.

•                  the EXCO IPO on February 14, 2006;

•                  The TXOK acquisition on February 14, 2006 and repayment of related TXOK bank debt;

•                  the Winchester acquisition on October 2, 2006;

•                  incurrence of debt to acquire Winchester and repayment of certain other debt by EXCO;

•                  the private placement of $2.0 billion in preferred stock by EXCO on March 30, 2007, amendment to the EPOP credit agreement and payoff of debt incurred in connection with the Winchester acquisition;

•                  the Vernon Acquisition on March 30, 2007;

•                  the amendment of the EXCO Credit Agreement on May 2, 2007; and

•                  the acquisition of properties in the Mid Continent and South Texas areas on May 2, 2007 from Anadarko and the Gulf Coast Sale.

(a)          Pro forma adjustments to reflect pre-acquisition oil and natural gas revenues and direct operating expenses for the periods indicated below:

(amounts in thousands)	Oil and natural gas revenues	Direct operating expenses
TXOK Acquisition, Inc. (January 1-February 13, 2006)	$17,652	$3,179
Winchester Energy Company, Ltd. (January 1 – October 1, 2006)	156,858	32,200
Vernon Acquisition properties (January 1 – December 31, 2006)	487,102	52,392
Anadarko Acquisition properties (January 1 – December 31, 2006)	347,026	58,690
Minus – Gulf Coast Sale properties.	(185,250)	(28,841)
Total	$823,388	$117,620

(b)         Pro forma adjustments to reflect operations of TXOK for the 44 day period from January 1 to February 13, 2006 as follows:

(in thousands)
Gain on derivative financial instruments	$23,612
Other income	251
Depreciation, depletion and amortization	6,613
Accretion of discount on asset retirement obligations	66
General and administrative expenses	550
Interest expense	7,411
Other income (equity in income of TXOK Acquisition, Inc.)	1,593

(c)          Pro forma entry to adjust depreciation, depletion and amortization for the year ended December 31, 2006 on a consolidated basis as if the TXOK, Winchester, Vernon and Anadarko acquisitions (net of Crimson sale) and the Crimson Sale had each occurred on January 1, 2006.  The following table summarizes key pro forma full cost pool, proved reserves and production information used in the computation of the pro forma adjustment.

(amounts in thousands)
EXCO full cost depletion base as of December 31, 2006	$3,360,976
Additions for Vernon and Anadarko acquisitions	2,167,988
Pro forma full cost depletion base for 2006	5,528,964
Pro forma reserves as of January 1, 2006 (Mmcfe)	2,147,098
Pro forma depletion rate	$2.5751

EXCO historical 2006 production (Mmcfe)	49,619
Pro forma production for 2006 attributable to 2006/2007 acquisitions	111,991
Pro forma production for year ended December 31, 2006	161,610
Pro forma depletion rate	$2.5751

Calculated pro forma amortization	$416,163
Pro forma depreciation of gas gathering systems for pre-acquisition periods.	10,680
Total pro forma depreciation, depletion and amortization	426,843
Less amounts previously recorded	(142,335)
Pro forma adjustment of depreciation, depletion and amortization	$284,508

(d)         Reflects pro forma adjustment for accretion of discount on asset retirement obligations with respect to the EXCO acquisitions for the year ended December 31, 2006.

(e)          Pro forma adjustment to reflect incremental general and administrative expenses attributable to the EXCO acquisitions as if these acquisitions had each occurred on January 1, 2006.  Incremental general and administrative expense attributable to the Winchester acquisition for the year ended December 31, 2006 is based on historical amounts actually incurred for such period in connection with the operations of its oil and natural gas field operations and general and administrative costs specifically identifiable with such operations.

The pro forma incremental general and administrative expenses attributable to the Vernon Acquisition and the Anadarko Acquisition are based on incremental personnel additions directly attributable to the operational activities of the acquired properties and estimated costs for additional office facilities and related costs required to support such operations. The incremental costs also include additional executive and administrative personnel specifically attributable to EXCO’s operation of the properties from these acquisitions.  Such pro forma amounts are not necessarily indicative of the total incremental general and administrative expenses which might be incurred in connection with the EXCO acquisitions going forward.

(f)            Pro forma adjustments to interest expense to reflect various acquisition financing, debt refinancing and repayment of amounts outstanding under various credit agreements by EXCO and its consolidated subsidiaries as summarized in the following table:

	Amount	Average rate
	(in thousands)
Interest reduction on the interim bank loan and TXOK debt paid with EXCO IPO proceeds	$(8,732)
Interest expense on term note incurred for Winchester acquisition	55,807	11.32%
Interest expense on revolving credit borrowings incurred for Winchester acquisition	34,918	7.07%
Amortization of deferred bank fees on Winchester borrowings	3,130
Interest reduction related to $150.0 million debt payment from Winchester acquisition borrowings	(7,312)
Pro forma interest expense for the 2006 year resulting in borrowings under the amended credit agreement dated March 30, 2007 in connection with the Vernon Acquisition.	75,791	6.82%
Amortization of aggregate commitment fees and related deferred debt offering costs of $15,211	3,092
Reduction in interest expense resulting from repayment of $339.0 million of the EPOP credit agreement utilizing proceeds from the preferred stock issuance	(15,296)
Pro forma reduction in interest expense under previous debt agreements, including $31,625 actually incurred during the period from October 2, 2006 to December 31, 2006	(125,480)
Pro forma adjustment to interest expense to reflect interest on net borrowings of $339.0 million incurred by EXCO in connection with the Anadarko Acquisition and subsequent Crimson Sale. The pro forma interest expense adjustment is comprised of interest and unused commitment fees totaling $23,681 and amortization of deferred debt offering costs of $1,566	25,237	7.45%
Net pro forma adjustment to interest expense	$41,155

(g)         Pro forma adjustment to record provision for taxes at an effective rate of 38.1%.

(h)   Pro forma adjustment to reflect dividends for the year ended December 31, 2006 on the 7.0% Preferred Stock and the Hybrid Preferred Stock, which carries an initial dividend rate of 11.0% per annum and assuming that EXCO elects to pay dividends on the 7.0% Preferred Stock in cash at the 7.0% rate, as follows:

	Hybrid	7.0%	Total
	Preferred	Preferred	Preferred
(in thousands, except rate)	Stock	Stock	Stock
Preference value of preferred stock issued	$1,609,920	$390,080	$2,000,000
Applicable annual dividend rate	11.0%	7.0%
Pro forma dividends	$177,091	$27,306	$204,397

2.             EXCO acquisition transactions

The following pro forma adjustments reflect the following significant transactions consummated by EXCO during the six months ended June 30, 2007 as if each had occurred on January 1, 2006.

•                  the private placement of $2.0 billion in preferred stock by EXCO on March 30, 2007 and refinancing of debt incurred in connection with the Winchester acquisition;

•                  the Vernon Acquisition on March 30, 2007;

•                  the amendment of the EXCO Credit Agreement on May 2, 2007; and

•                  the acquisition of properties in the Mid-Continent and South Texas areas on May 2, 2007 from Anadarko and the Gulf Coast Sale.

(a)          Pro forma adjustments to oil and natural gas revenues and direct operating expenses to reflect the historical revenues and direct operating expenses attributable to the EXCO acquisitions for the six months ended June 30, 2007 for periods prior to the acquisition date of the respective acquisition as follows:

(amounts in thousands)	Oil and natural gas revenues	Direct operating expenses
Vernon Acquisition (January 1 - March 29, 2007)	$97,325	$16,055
Anadarko Acquisition (January 1 - May 1, 2007)	83,387	13,788
Less Gulf Coast Sale (January 1 - May 1, 2007)	(43,936)	(6,556)
Total	$136,776	$23,287

(b)         Pro forma entry to adjust depreciation, depletion and amortization for the six months ended June 30, 2007 on a consolidated basis as if the Vernon and Anadarko acquisitions, net of the Gulf Coast Sale, had each occurred on January 1, 2006.  The following table summarizes the computation of the pro forma adjustment.

(amounts in thousands)
EXCO full cost pool as of June 30, 2007	$5,429,155

Pro forma reserves as of January 1, 2007 (Mmcfe)	1,898,948
Pro forma amortization rate	$2.8590

EXCO historical production - six months ended months June 30, 2007 (Mmcfe)	52,189
Pre acquisition production for six months ended June 30, 2007 attributable to 2007 acquisitions	20,622
Pro forma production for the six months ended June 30, 2007	72,811
Pro forma amortization rate	$2.8590
Calculated pro forma amortization	208,167
Pro forma depreciation of gas gathering system - pre acquisition period	1,170
Total pro forma depreciation, depletion and amortization	209,337
Less amounts previously recorded for six months ended June 30, 2007	(156,472)
Pro forma adjustment of depreciation, depletion and amortization	$52,865

(c)          Reflects pro forma adjustments for accretion of discount on estimated asset retirement obligations with respect to the Vernon Acquisition and the Anadarko Acquisition, net of the Gulf Coast Sale, for the six months ended June 30, 2007 as if such acquisitions and the related Gulf Coast Sale had occurred on January 1, 2006.

(d)         Pro forma adjustment to reflect incremental general and administrative expenses attributable to the operations of the Vernon Acquisition and the Anadarko Acquisition as if these acquisitions had each occurred on January 1, 2006.  The pro forma incremental general and administrative expenses attributable to the Vernon Acquisition and the Anadarko Acquisition are based on incremental personnel additions directly attributable to the operational activities of the acquired properties and estimated costs for additional office facilities and related costs required to support such operations.

(e)          Pro forma adjustments to interest expense to reflect various acquisition financing of the Vernon Acquisition and the Anadarko Acquisition, net of the Gulf Coast Sale, refinancing of existing credit agreements and repayment of certain amounts outstanding under various credit agreements by EXCO using proceeds from the issuance and sale of preferred stock as summarized in the following table:

(in thousands)
Interest savings on refinanced acquisition debt in connection with the Winchester acquisition	$(56,121)
Pro forma interest expense and amortization of deferred financing costs in connection with the refinancing of Winchester debt	39,120
Pro forma interest expense and amortization of deferred financing costs in connection with net borrowings of $339.0 million related to the Anadarko Acquisition	8,413
Elimination of interest on EXCO credit facility paid down with proceeds from preferred stock sale	(4,804)
Net pro forma interest adjustment for EXCO	$(13,392)

(f)    Pro forma adjustment to record provision for income taxes at an effective rate of 39.9%.

(g)   Pro forma adjustment to reflect dividends for the period prior to issuance on March 30, 2007 on the 7.0% Preferred Stock and the Hybrid Preferred Stock, which carries an initial dividend rate of 11% per annum and assuming that EXCO elects to pay dividends on the 7.0% Preferred Stock in cash at the 7.0% rate, as follows:

	Six months ended June 30, 2007
(in thousands, except rate)	Hybrid Preferred Stock	7.0% Preferred Stock	Total Preferred Stock
Preference value of preferred stock issued	$1,609,920	$390,080	$2,000,000
Applicable annual dividend reate	11.0%	7.0%	10.2%
Total pro forma annual dividend	$177,091	$27,306	$204,397
Factor to adjust to interim period	2	2	2
Total pro forma dividends for the six month period	$88,545	$13,653	$102,198
Less actual dividends on preferred stock			(52,235)
Total pro forma adjustments to preferred dividends			$49,963